As filed with the Securities and Exchange Commission on September 22, 2008

Registration No. 333-141160

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAFECO CORPORATION

(Exact name of registrant as specified in its charter)

Washington	6331	91-0742146
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

Safeco Plaza

1001, Fourth Avenue

Seattle, Washington 98154

(206) 545-5000

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Christopher C. Mansfield

Senior Vice President and General Counsel

175 Berkeley Street

Boston, Massachusetts 02117

(617) 357-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.      ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.      ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.      ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

On March 8, 2007, Safeco Corporation, a Washington corporation (“Safeco”), filed a registration statement on Form S-3 (No. 333-141160) (the “Registration Statement”) with the Securities and Exchange Commission using a shelf registration process. Under the Registration Statement, Safeco or selling securityholders could sell common stock, preferred stock, convertible preferred stock, debt securities, convertible debt securities, stock purchase contracts or units, described in the Registration Statement, in one or more offerings.

On September 22, 2008, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 23, 2008, by and among Liberty Mutual Insurance Company, a Massachusetts stock insurance company (“Liberty Mutual”), Big Apple Merger Corporation, a Washington corporation and a wholly owned subsidiary of Liberty Mutual (“Merger Sub”), Merger Sub merged with and into Safeco, with Safeco as the surviving corporation (the “Merger”). On September 22, 2008, Safeco filed a certification and notice of termination of registration on Form 15 with respect to shares of common stock of Safeco, no par value per share (the “Common Stock”).

As a result of the Merger, each remaining outstanding share of Common Stock was cancelled and converted into the right to receive $68.25 in cash, without interest thereon and less any applicable withholding taxes, (other than any shares owned by Safeco and its subsidiaries and Liberty Mutual and its subsidiaries, (other than Common Stock held in investment portfolios) and shares for which dissenters’ rights have been properly exercised under Washington law).

As a result of the Merger, Safeco has terminated all offerings of its securities under existing registration statements, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unissued as of the Closing Date, Safeco is filing this Post Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) to the Registration Statement to deregister all its securities registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on September 22, 2008.

SAFECO CORPORATION

By:	/s/ Christopher C. Mansfield
Name: Christopher C. Mansfield Title: Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis J. Langwell	Director	September 22, 2008
Name: Dennis J. Langwell

/s/ Christopher C. Mansfield	Director	September 22, 2008
Name: Christopher C. Mansfield

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